ECOS To Introduce a New Source of Biomass Fuel

 EcoloCap Discovers that the BioART process can create biomass to be used as burned fuel source for plant-based facilities.

Morton Grove, IL -   As demands for energy rise, EcoloCap has the ambition to meet those demands by the production of reliable green energy sources.
The ECOS R&D department has tested the organic output of the BioART process and has discovered that it has an application as a clean burning carbon-neutral. The new application has almost the energy of coal and is free from the variability that effects many types of renewable energy.
With our new discovery, we plan to sell our biomass (biological material originating from once living plants or animals) to the facilities that utilize plan-based biomass. The facilities will be able to use our biomass a burned fuel source.
According to the Biomass Power Association, there are 80 biomass plants in 20 states that make up the $1 billion renewable energy industry. The industry created more than 14,000 jobs nationwide with most of the facilities located in rural communities.
Nationwide, the biomass power industry diverts more about 22 million tons of waste wood annually and reuses it to create power, generating roughly 15 million megawatt hours per year.
James Kwak, ECOS CEO, states, "Biomass power plants are one of the cleanest and most reliable ways to convert excess biomass material into energy. It is also one of the most environmentally beneficial; biomass energy plants have a net negative emission of greenhouse gases. The use of ECOS Biomass will substantially reduce the higher levels of greenhouse gases, which includes, carbon dioxide, methane, and nitrous oxide as a result burning carbon-based fuels. Our discovery of biomass from the BioART process is just one of many reusable energy products we are researching and developing. We are excited for the future."
About EcoloCap
The EcoloCap sustainable, compost technology redirects all organic waste into a valuable byproduct. The byproduct includes organic fertilizers, chicken, fish feed, or biomass in the form of a dry powder or pellet that can be efficiently stored, transported, and spread.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.
Visit EcoloCap.com for more information.
Contact: Joseph Mure, 1-312-585-6670, jm@ecolocap.com.